Exhibit 99.1
American Commercial Lines Names Senior Vice President and Chief Operating Officer, Transportation Services
JEFFERSONVILLE, IN, Jul 30, 2010 (MARKETWIRE via COMTEX) — American Commercial Lines Inc. (NASDAQ: ACLI) (“ACL” or the “Company”) announced today that William A. Braman, II has been appointed to the position of Senior Vice President and Chief Operating Officer, Transportation Services. Mr. Braman joined ACL in February 2009 as Vice President and General Manager, Transportation Services.
Prior to joining ACL, Mr. Braman held the position of Division Manager for CSX Transportation (CSXT), in which he led more than 2,000 employees in operations and customer service for the northeastern U.S. A transportation industry veteran, Mr. Braman began his career with CSXT in 1971 as a switchman and worked his way up through the ranks to a series of senior positions, including Assistant Vice President Automotive Operations and Assistant Vice President Service Design.
At ACL, Mr. Braman directs vessel operations, fleet operations, logistics services, maintenance operations, safety and operational development. Under his leadership, the company realigned its Transportation Services division in 2009, moving operations management closer to employees and customers in the field to improve communication, streamline decision-making, increase accountability and improve customer service.
“Bill is highly regarded as a network operations expert in freight transportation with a record of successfully taking out costs while improving productivity and service.” said Mike Ryan, President and C.E.O. of ACL. “An accessible and inspirational leader, Bill has assembled an excellent operations team committed to providing our customers with the most economical and consistent service product and to doing so safely. In his new role, Bill will continue to be instrumental in implementing our strategies and achieving new levels of financial performance and customer satisfaction.”
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $850 million in revenues and approximately 2,570 employees as of December 31, 2009. For more information about American Commercial Lines Inc., visit www.aclines.com.
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SOURCE: American Commercial Lines Inc.